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                                                                    EXHIBIT 4.12

                  ITSA-INTERCONTINENTAL TELECOMUNICACOES LTDA.

                        12% Senior Secured Notes due 2004

No. 1                                                          US$35,000,000
                                                        CUSIP No. 450637 AA1



ITSA-Intercontinental Telecomunicacoes Ltda., a Brazilian limited liability company  (the "Company") promises to pay to Cede & Co. or registered assigns,

the principal sum of $35,000,000 Dollars on December 20, 2004 Interest Payment

Dates: June 20 and December 20 of each year, commencing on December 20, 2000.

Record Dates: June 1 and December 1.

         THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, OR BY ANY SUCH NOMINEE OF THE DEPOSITORY TO A SUCCESSOR NOMINEE, OR BY THE DEPOSITORY OR NOMINEE TO A SUCCESSOR DEPOSITORY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

         TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE. TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN SECTION 2.6 OF THE INDENTURE.


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                        12% Senior Secured Notes due 2004

         Capitalized terms used herein but not defined will have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

         1.       INTEREST.

         On any of the first four Interest Payment Dates occurring after the date of the Indenture, interest on the Notes shall, at the option of the Company, be paid in kind instead of in cash. Upon such an event, the Company will issue to Holders of the Notes on any such Interest Payment Date, and the Trustee will authenticate, an additional Note substantially in the form hereof registered in the name of such Holder and having a principal amount equal to the amount of interest paid in kind on all of the outstanding Notes held by such Holder on such Interest Payment Date. The Notes will mature on December 20, 2004. The Company promises to pay interest on the principal amount of this Note from December 20, 1999 until maturity. The Company will pay interest semi-annually on June 20 and December 20 of each year, commencing December 20, 2000, or if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest Payment Date"). Interest on the Notes will accrue at the rate of 12% per annum from the most recent date to which interest has been paid or, if no interest has been paid, from December 20, 1999. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law to the extent that such interest is an allowed claim enforceable against the debtor under such Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate equal to 1% per annum in excess of the then applicable interest rate on this Note to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law to the extent that such interest is an allowed claim against the debtor under such Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

         2.       METHOD OF PAYMENT.

         The Company will pay the principal of, and premium, and interest on, the Notes on the dates and in the manner provided herein and in the Indenture. Principal, premium, if any, and interest on, Certificated Notes will be payable, and Certificated Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose. Principal of, and premium and interest on, Global Notes will be payable by the Company through the Trustee to the Depository in immediately available funds. Holders of Certificated Notes will be entitled to receive interest payments by wire transfer in immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 calendar days prior to the applicable Interest Payment Date. Such wire instructions, upon receipt by the Trustee, will remain in effect until revoked by such Holder. If wire instructions have not been received by the Trustee with respect to any Holder of a Certificated Note, payment of interest may be made by check in immediately available funds mailed to such Holder at the address set forth upon the Register maintained by the Registrar.

         3.       PAYING AGENT AND REGISTRAR.

         Initially, Deutsche Trust Bank Limited will act as principal Paying Agent, and The Bank of New York, the Trustee under the Indenture, will act as Registrar. The Company may change any Paying Agent or Registrar in accordance with the terms of the Paying Agent Agreement. The Company or any of its Subsidiaries may act in any such capacity, PROVIDED, HOWEVER, that none of the Company, its Subsidiaries or the Affiliates of the foregoing will act (i) as Paying Agent in connection with any redemption, offer to purchase, discharge or defeasance, as otherwise specified in the Indenture, and (ii) as Paying Agent or Registrar if a Default or Event of Default has occurred and is continuing.

         4.       INDENTURE.

         The Company issued the Notes under an Indenture dated as of July 20, 2000 (as such may be amended, supplemented or restated from time to time, the "Indenture") between the Company and the Trustee. The terms of the Notes



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include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The Notes are senior obligations of the Company ranking PARI PASSU in right of payment with all existing and future senior Indebtedness of the Company and ranking senior in right of payment to any future subordinated Indebtedness of the Company.

         5.       OPTIONAL REDEMPTION.

         The Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest if any, thereon to the applicable redemption date, if redeemed during the twelve month period beginning on December 20 of the years indicated below:

                Year                                 Percentage
               ------                               -------------


                2000                                 106.4375%

                2001                                 104.2917%

                2002                                 102.1458%

                2003 and thereafter                  100.0000%

         6.       MANDATORY REDEMPTION.

         Except as set forth in paragraph 7 below, the Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

         7.       REPURCHASE AT OPTION OF HOLDER.

         (a) Upon a Change of Control, the Company will be required to make an offer to Holders to repurchase all or any part (equal to US$1,000 or an integral multiple thereof) of each Holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of repurchase as provided in, and subject to the terms of, the Indenture.

         (b) If the Company or any Restricted Subsidiary consummates any Asset Sale, the Company may be required, subject to the terms and conditions of the Indenture, to utilize a certain portion of the proceeds received from such Asset Sale to repurchase Notes at a purchase price equal to Net Proceeds Offer Price on the Net Proceeds Purchase Date.

         8.       DENOMINATIONS, TRANSFER, EXCHANGE.

         The Notes are in registered form without coupons in denominations of US$1,000 and integral multiples of US$1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 calendar days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

         9.       PERSONS DEEMED OWNERS.

         The registered Holder of a Note may be treated as its owner for all purposes.

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         10.      UNCLAIMED MONEY.

         If money for the payment of principal, premium or interest remains unclaimed for one year, the Trustee and the Paying Agent will pay the money back to the Company at its request. After that, all liability of the Trustee and such Paying Agent with respect to such money will cease.

         11.      DEFEASANCE PRIOR TO REDEMPTION OR MATURITY.

         Subject to certain conditions contained in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or Government Securities sufficient to pay the principal of, premium, and interest on, the Notes to redemption or maturity, as the case may be.

         12.      AMENDMENT, SUPPLEMENT AND WAIVER.

         Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default or Event or Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of Certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA as then in effect.

         13.      DEFAULTS AND REMEDIES.

         An "Event of Default" occurs if one of the following shall have occurred and be continuing:

         (a) the Company defaults in the payment when due of any interest payable with respect to the Notes at any time, which default continues for a period of 30 calendar days;

         (b) the Company defaults in payment when due of the principal of or premium, if any, on the Notes at maturity, upon repurchase (including, without limitation, pursuant to a Change of Control Offer or an Asset Sale Offer), upon acceleration, redemption or otherwise;

         (c) the granting by the Company or any Restricted Subsidiary of any Lien to secure Indebtedness in excess of US$100,000 (other than a Permitted
Lien);

         (d) the Company fails to comply with the provisions of Sections 4.10, 4.14, 4.19 or 5.1 of the Indenture;

         (e) the Company fails to comply with any of its other agreements in this Indenture or the Notes and such failure continues for 30 calendar days after notice from the Trustee or Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

         (f) the Company defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed of the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists or is created after the Effective Date, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness following the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other



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such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates US$5,000,000 (or the equivalent thereof at time of determination) or more;

         (g) the Company or any of its Restricted Subsidiaries fails to pay final non-appealable judgments rendered against the Company or any of its Restricted Subsidiaries aggregating in excess of US$2,500,000 (or the equivalent thereof at time of determination), which judgments are not paid, discharged or stayed for a period of 60 calendar days after such judgments become final and non-appealable;

         (h) the Company or any Restricted Subsidiary of the Company pursuant to or within the meaning of any Bankruptcy Law: (i) commences a voluntary case or proceeding, (ii) consents to the entry of an order for relief against it in an involuntary case or proceeding, (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors, (v) admits in writing its inability to pay its debts generally as they become due or (vi) takes any comparable action under any foreign laws relating to insolvency;

         (i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Company or any Significant Subsidiary of the Company in an involuntary case or proceeding, (ii) appoints a Custodian of the Company or any Significant Subsidiary of the Company or for all or substantially all of its respective properties, or (iii) orders the liquidation of the Company or any Significant Subsidiary of the Company, or any similar relief is granted under any foreign laws, and in each case the order or decree remains unstayed and in effect for 60 calendar days;

         (j) (a) a default in the observance or performance of any covenant or agreement contained in any Security Document which default continues for 20 calendar days after notice has been given to the Company by the Trustee or the holders of at least 25% in principal amount of the outstanding Notes, or (b) for any reason other than the satisfaction in full and discharge of all obligations secured thereby or any action or inaction of the Trustee or the Holders after receiving notice of the requirement to take any such action from the Company, any of the Security Documents ceases to be in full force and effect (other than in accordance with its respective terms), or any of the Security Documents ceases to give the Trustee the Liens, rights, powers and privileges purported to be created thereby, or any Security Document is declared null and void, or the Company or any of its Restricted Subsidiaries denies any of its obligations under any Security Document, in each case with respect to Collateral the aggregate value of which is in excess of US$100,000, or the Collateral becomes subject to one or more Liens other than Permitted Liens securing one or more obligations in excess of US$100,000 in the aggregate; or

         (k) any Guarantee is declared null and void or ceases to be in full force and effect (except as permitted under this Indenture) or any Guarantor shall deny or disaffirm its obligations under its Guarantee.

         Notwithstanding the foregoing, if an Event of Default specified in clause (f) above occurs and is continuing, such Event of Default and all consequences thereof (including, without limitation, any acceleration or resulting payment default) will be annulled and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if (i) the Indebtedness that is the subject of such Event of Default has been repaid, or
(ii) the default relating to such Indebtedness is waived or cured (and if such Indebtedness has been accelerated, when the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness).

         In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of this Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

         If any Event of Default (other than an Event of Default specified in clause (h) or (i) above occurs and is continuing), then the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes by written notice to the Company and the Trustee may declare the unpaid principal of, and any accrued interest on, all the Notes to be due and payable immediately. If any Event of Default with respect to the Company specified in clause (h) or (i) hereof occurs with respect to the Company, any Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company


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that, taken together, would constitute a Significant Subsidiary of the Company, all outstanding principal and interest on the Notes will be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of a majority in principal amount of the Notes then outstanding, by written notice to the Trustee and to the Company, may rescind an acceleration (except an acceleration due to a default in payment of the principal of, or premium or interest on, any of the Notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, premium, interest that have become due solely because of the acceleration) have been cured or waived.

         Subject to the preceding paragraph, if an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect any payment due, or to enforce the performance of any provision, under the Notes, this Indenture or the Security Documents. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security reasonably satisfactory to it. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except under clauses (a) or (b) above) if it determines that withholding notice is in their interest.

         14.      INDIVIDUAL RIGHTS OF TRUSTEE.

         The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as such term is defined in TIA Section 310(b)), it must eliminate such conflict within 90 calendar days, apply to the SEC for permission to continue as trustee (to the extent permitted under TIA Section 310(b)) or resign. Any Agent may do the same with like rights and duties.

         15.      NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND
OTHERS.

         No past, present or future director, officer, employee, incorporator, partner or stockholder of either of the Company or any of its Subsidiaries, as such, will have any liability for any obligations of the Company or its Subsidiaries under the Notes, the Security Documents, the Guarantees or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder of a Note by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.

         16.      AUTHENTICATION.

         This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

         17.      ABBREVIATIONS.

         Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors
Act).

         18.      CUSIP NUMBERS.

         Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.


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         19.      GOVERNING LAW.

         THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THE NOTES.

         The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

                  ITSA-Intercontinental Telecomunicacoes Ltda.
                  SCS, Quadra 07-B1.A
                  Ed. Executive Tower
                  Sala 601
                  70.300.911 Brasilia-DF Brazil
                  Phone No.: 011-55-61-314-9908
                  Telecopier No.: 011-55-61-323-5660
                  Attention: Hermano Albuquerque


         IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

                                    Dated: July 20, 2000

                                    ITSA-INTERCONTINENTAL TELECOMUNICACOES LTDA.


                                     By:   /S/ HERMANO S. LUIS ALBUQUERQUE
                                        ----------------------------------------
                                     Name: Hermano S. Luis Albuquerque
                                     Title:  Chief Executive Officer/Director


















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